Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	G. George Lu
508-624-4948

2020 CHINACAP ACQUIRCO, INC.

OVER-ALLOTMENT OPTION EXERCISED

New York, New York, November 26, 2007 — 2020 Chinacap Acquirco, Inc. (AMEX:TTY) announced today that the underwriters of its initial public offering have exercised their over-allotment to the extent of 1,125,000 units. Each unit consists of one share of common stock and one warrant. The 8,625,000 units sold in the offering, including the 1,125,000 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating gross proceeds of $69,000,000. $68,090,685, including $2,265,000 of proceeds from the previously-announced private placement of warrants to entities affiliated with the management team, has been placed in trust.

Morgan Joseph & Co. Inc. acted as the book running manager and GunnAllen Financial, Inc., Legend Merchant Group, and Maxim Group LLC acted as co-managers. A copy of the prospectus may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, New York, New York 10020.

2020 ChinaCap Acquirco, Inc. is a public acquisition company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an operating business that is either located in China, has its principal operations located in China, or would benefit from establishing operations in China.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.